                                                                    EXHIBIT 11.1

                               WIDERTHAN CO., LTD.

                                     CODE OF

                           BUSINESS CONDUCT AND ETHICS

            AS ADOPTED BY THE BOARD OF DIRECTORS ON OCTOBER 22, 2005

     This Code of Business Conduct and Ethics (the "Code") sets forth legal and ethical standards of conduct for directors, officers and employees of WiderThan Co., Ltd. (the "Company"). This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide.

     If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor or the WiderThan Human Resources department or the Office of WiderThan's General Counsel.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

     If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the WiderThan Human Resources department or the Office of WiderThan's General Counsel. While it is the Company's desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authorities. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

CONFLICTS OF INTEREST

     Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a "conflict of interest." A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director or employee, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

     Employees and Officers. Employees and officers must not:

     - perform services as a consultant, employee, officer, director, advisor or in any other capacity, or permit any close relative to perform services as an officer or director, for a significant customer, significant supplier or direct competitor of the Company, other than at the request of the Company;

     - have, or permit any close relative to have, a financial interest in a significant supplier or significant customer of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company or less than five percent (5%) of the outstanding shares of a privately-held company;

     - have, or permit any close relative to have, a financial interest in a direct competitor of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company;

     - supervise, review or influence the job evaluation or compensation of a member of his or her immediate family; or

     - engage in any other activity or have any other interest that the Board of Directors of the Company determines to constitute a conflict of interest.

Directors. Directors must not:

     - perform services as a consultant, employee, officer, director, advisor or in any other capacity, or permit any close relative to perform services as an officer or director, for a direct competitor of the Company;

     - have, or permit any close relative to have, a financial interest in a direct competitor of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company;

     - use his or her position with the Company to influence any decision of the Company relating to a contract or transaction with a supplier or customer of the Company if the director or a close relative of the director:

          - performs services as a consultant, employee, officer, director, advisor or in any other capacity for such supplier or customer; or

          - has a financial interest in such supplier or customer, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company.

     - supervise, review or influence the job evaluation or compensation of a member of his or her immediate family; or

     - engage in any other activity or have any other interest that the Board of Directors of the Company determines to constitute a conflict of interest.

     A "close relative" means a spouse, dependent child or any other person living in the same home with the employee, officer or director. "Immediate family" means a close relative and a parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. A "significant customer" is a customer that has made during the Company's last full fiscal year, or proposes to make during the Company's current fiscal year, payments to the Company for property or services in excess of five percent (5%) of (i) the Company's consolidated gross revenues for its last full fiscal year or (ii) the customer's consolidated gross revenues for its last full fiscal year. A "significant supplier" is a supplier to which the Company has made during the Company's last full fiscal year, or proposes to make during the Company's current fiscal year, payments for property or services in excess of five percent (5%) of (i) the Company's consolidated gross revenues for its last full fiscal year or (ii) the supplier's consolidated gross revenues for its last full fiscal year.

     It is your responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Office of WiderThan's General Counsel or, if you are an executive officer or director, to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

INSIDER TRADING

     Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted a Stock Trading Policy, a copy of which should have been provided to you or is otherwise available from the WiderThan Human Resources department and on the Company's intranet.

     If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Office of WiderThan's General Counsel before making any such purchase or sale.

CONFIDENTIALITY

     Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

     Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the

Company's authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company's authorized spokespersons. The Company's policies with respect to public disclosure of internal matters are described more fully in the Company's Corporate Disclosure and Communications Policy, a copy of which should have been provided to you or is otherwise available from the WiderThan Human Resources department and on the Company's intranet.

     You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

HONEST AND ETHICAL CONDUCT AND FAIR DEALING

     Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and employees. Statements regarding the Company's products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

PROTECTION AND PROPER USE OF CORPORATE ASSETS

     Employees, officers and directors should seek to protect the Company's assets. Theft, carelessness and waste have a direct impact on the Company's financial performance. Employees, officers and directors must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

     Employees, officers and directors must advance the Company's legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

GIFTS AND GRATUITIES

     The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is generally restricted to such gifts that are in compliance with applicable law, are not material in amount and are not given in consideration or expectation of any action by the recipient; provided, however, that exceptions can be made from time to time by the Representative Director. Employees, officers and directors should not accept material gifts from competitors, customers or suppliers of the Company. In any event, bribes and kick-backs are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

ACCURACY OF BOOKS AND RECORDS AND PUBLIC REPORTS

     Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company's ability to meet legal and regulatory obligations.

     All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company's accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

     It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

CONCERNS REGARDING ACCOUNTING OR AUDITING MATTERS

     Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the Office of the Company's General Counsel at generalcounsel@widerthan.com or may use the toll-free telephone number [insert telephone number]. See "Reporting and Compliance Procedures." All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors, unless they are determined to be without merit by the General Counsel's office. In any event, a record of all complaints and concerns received will be provided to the Audit Committee each fiscal quarter. Any such concerns or complaints may also be communicated, confidentially and, if you desire, anonymously, directly to the Chairman of the Audit Committee of the Board of Directors.

     The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

     The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

DEALINGS WITH INDEPENDENT AUDITORS

     No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company's financial statements or the preparation or filing of any document or report with the SEC. No employee, officer or director shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company's financial statements.

WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

     While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be appropriate. Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Company's Chief Executive Officer, Chief Financial Officer or General Counsel must be obtained. The Office of the General Counsel of the Company shall be responsible for maintaining a record of all requests for exceptions to any of these policies and the disposition of such requests.

     Any executive officer or director who seeks an exception to any of these policies should contact the Office of the Company's General Counsel. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock market regulation.

REPORTING AND COMPLIANCE PROCEDURES

     Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the WiderThan Human Resources department or the Office of WiderThan's General Counsel, as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the General Counsel's office.

     You may report violations of this Code, on a confidential or anonymous basis, by contacting the Office of the Company's General Counsel by e-mail at generalcounsel@widerthan.com. In addition, the Company has established a toll-free telephone number [insert number] where you can leave a recorded message about any violation or suspected violation of this Code. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish.

     If the Office of the Company's General Counsel receives information regarding an alleged violation of this Code, he or she shall, as appropriate,
(a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chairman of the Company's Audit Committee for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

     The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

     Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

DISSEMINATION AND AMENDMENT

     This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.

     The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found on the Company's Intranet.

     This document is not an employment contract between the Company and any of its employees, officers or directors.

                                  CERTIFICATION

I, ______________________________ do hereby certify that:
         (Print Name Above)

     1. I have received and carefully read the Code of Business Conduct and Ethics of WiderThan Co., Ltd.

     2. I understand the Code of Business Conduct and Ethics.

     3. I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics.


Date:
      -------------------------------   ----------------------------------------
                                                       (Signature)

EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE WIDERTHAN HUMAN RESOURCES DEPARTMENT WITHIN SEVEN (7) DAYS OF ISSUANCE. FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.